Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BRUNSWICK CORPORATION”, FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D. 2018, AT 4:59 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

16418 8100	Authentication: 202625174
SR# 20183283852	Date: 05-02-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:59 PM 05/02/2018
FILED 04:59 PM 05/02/2018
SR 20183283852 - File Number 16418

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

BRUNSWICK CORPORATION

(Pursuant to Sections 141 and 242 of the

General Corporation Law of the State of Delaware)

Brunswick Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1.            The name of the corporation is Brunswick Corporation (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 31, 1907 under the name The Brunswick-Balke-Collender Company (the “Original Certificate of Incorporation”).

2.            An amendment to the Original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 1960 and, in connection therewith, the name of the Corporation was changed to Brunswick Corporation.

3.            The Original Certificate of Incorporation was restated on July 24, 1987 (as so restated, the “Restated Certificate of Incorporation”).

4.            Section (c) of Article Eleventh of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(c)          Effective as of the annual meeting of stockholders of the Corporation to be held in 2018, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2021; at the annual meeting of stockholders of the Corporation to be held in 2019, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2020; at the annual meeting of stockholders of the Corporation to be held in 2020, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2021; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of such director’s earlier resignation, removal or death. Commencing with the annual meeting of stockholders of the Corporation to be held in 2021, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into classes.

5.            Section (e) of Article Eleventh of the Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following text:

(e)          [Reserved].

6.            This Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

7.            All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment, having been duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 2nd day of May, 2018.

BRUNSWICK CORPORATION,

by	/s/ Chris Dekker
	Name:	Chris Dekker
	Title:	Vice President, General Counsel and Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

BRUNSWICK CORPORATION

Under Section 245 of the Delaware
Corporation Law

We, Frederick J. Florjancic, Jr., Vice President—Finance, and Dianne M. Yaconetti, Secretary, of Brunswick Corporation do hereby certify as follows:

FIRST. That the name of the Corporation is Brunswick Corporation and the name under which the Corporation was originally incorporated is The Brunswick-Balke-Collender Company.

SECOND. That the Certificate of Incorporation of the Corporation was filed by the Secretary of State, Dover, Delaware, on the 31st day of December, 1907.

THIRD. That the restatement of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

FOURTH. That the text of the Certificate of Incorporation of Brunswick Corporation, as amended, is hereby restated without further amendment by this Certificate, to read in full as follows:

FIRST. The name of this Corporation is Brunswick Corporation.

SECOND. The location of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its agent therein and in charge thereof, and upon whom legal process against this Corporation may be served is The Corporation Trust Company.

THIRD. The objects and purposes for which and for any of which this Corporation is formed, are, to do any or all of the things herein set forth, to the same extent as natural persons might or could do, namely, to carry on any business as manufacturers, dealers, importers, exporters, both wholesale and retail, in the manufacture, construction, purchase and sale of billiard and pool tables, bowling alleys, refrigerators; bank, office, saloon and store fixtures; equipments and appliances and all articles or things connected with or incidental to the manufacture, sale or use of any or all of the foregoing articles or products, or kinds of business; the manufacture, construction, purchase and sale of furniture and fixtures for schools, churches, lodges and club rooms, opera houses, concert halls, private or public halls or places, theatres and the like; the manufacture, construction, purchase and sale of cabinet work of all descriptions and materials incident to the same; the manufacture, construction, purchase and sale of furniture and fixtures of every nature, character and description; the manufacture, construction, purchase and sale of ivory, ivory balls, marble, mirrors, slate and the operation and ownership of slate quarries, cues, rubber goods, cloths and supplies and material of every description incident to, or used and employed in connection with each and every article or product above named, or the business connected therewith; and also the acquiring and disposing of rights to make and use any or all such goods and materials and products, and the doing and transacting of all acts, businesses and things incident to, relating to or convenient in carrying out the purposes and businesses and dealings aforesaid; the carrying on in any capacity of the business of manufacturing and dealing in and with phonographs, phonograph supplies, records, radios, radio supplies, and combination phonographs and radios, pianos and musical instruments, electrical instruments and appliances of all kinds, and any and all articles of every kind, nature and description used in the manufacture of or in connection with any of the above referred to articles, and generally to engage in manufacturing or merchandising business of every kind, nature and description, and to do any and all acts necessary or required or deemed expedient or advisable in connection with any manufacturing or merchandising business; and for any or all of the above named purposes or businesses to acquire by purchase, lease or otherwise and hold such land, slate quarries, buildings, tools, implements, machinery or other property in any of the States or Territories of the United States, the District of Columbia, the Colonies of the United States, or in any and all foreign countries subject to the laws of such States, Districts, Territories, Colonies or Foreign countries, as may be necessary or proper to carry on any or all of the various kinds of business above set forth; and, if necessary or proper for the carrying on of any or all of the said various kinds of manufacture, dealings and business, to sell, mortgage or lease or otherwise dispose of or encumber, any of the lands, buildings, tools, implements, machinery or other property owned or acquired by this Company;

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, use, own, operate and introduce and to sell, assign or otherwise dispose of any trademarks, trade names, patents, inventions, improvements and processes used in connection with or held under Letters Patent of the United States, or elsewhere, which may be used in connection with or appertaining to any kind of business hereinbefore set forth and described; and to use, exercise, develop, grant licenses in respect of, or otherwise to turn to account any such trademarks, trade names, patents, licenses, processes and the like, or any such property or rights;

To acquire by purchase or otherwise, and hold and own, all or any part of the assets, rights, franchises, goodwill or property of any kind, of any person, firm, association or corporation engaged in a business similar to any of the various kinds of business above set forth;

To guarantee, purchase, hold, own, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of the capital stock or any bonds, securities or evidence of indebtedness created by any other corporation or corporations of this state or of any other state, country, nation or government as the laws of the State of Delaware may permit, and while owner of said stock to exercise all the rights, powers and privileges of ownership, including the right to vote thereon;

To enter into, make, perform and carry out contracts of every kind for any lawful purpose, without limit as to amount, with any person, firm, association or corporation;

To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants and other negotiable or transferable instruments;

To issue bonds, debentures, or obligations of this Corporation from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise;

To purchase, hold and re-issue the shares of its Capital Stock;

To have one or more offices to carry on all or any of its operations and business, and without restriction or limit as to amount; and to conduct and carry on any or all of its said kinds of business within any of the states or territories of the United States of America and the District of Columbia, within the Dominion of Canada or any of its Provinces, within the Republic of Mexico and the Republic of Cuba, or in any other foreign country, always subject, however, to the laws of the states, territories, provinces or countries in which said business is conducted;

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation;

In general, to carry on any other business in connection with the foregoing and with the aforesaid kinds of business, whether manufacturing, or otherwise, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the act of the State of Delaware, herein referred to.

FOURTH. The total number of shares of Capital Stock that may be issued by the Corporation is Two Hundred Twelve Million Five Hundred Thousand (212,500,000) shares of which Two Hundred Million (200,000,000) shares shall be Common Stock with a par value of $.75 per share and Twelve Million Five Hundred Thousand (12,500,000) shares shall be Preferred Stock with a par value of $.75 per share. All the Common Stock and Preferred Stock heretofore authorized shall be converted from no par value to a par value of $.75 per share.

No holder of stock of any class, now or hereafter authorized, shall have any preemptive right to subscribe for or purchase, or to have offered to him for subscription or purchase, stock of any class, securities convertible into stock of any class, or warrants or other evidences of optional rights to purchase stock of any class, whether issued for cash or other consideration.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof shall be as follows:

A.	COMMON STOCK

1.	Dividend Rights

Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.	Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, after the payment in full of all preferential amounts to which the holders of all classes of stock at the time outstanding having prior rights thereto shall be entitled, the remainder of the assets of the Corporation shall be distributed equally among the shares of Common Stock at the time outstanding.

3.	Voting Rights

At all meetings of the stockholders, each holder of record of Common Stock shall be entitled to vote and shall have one vote for each share held by him of record.

B.	PREFERRED STOCK

The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions in accordance with the laws of the State of Delaware, the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, including (without limitation) the authority to issue from time to time one or more series of the Preferred Stock and to fix any dividend, liquidation, redemption, voting or conversion characteristics of the Preferred Stock and of any series thereof.

FIFTH. The names and places of residence of each of the original subscribers to the Capital Stock, and the number of shares subscribed for by each, are as follows:

Name	Residence	Number of Shares
B. E. Bensinger	Chicago, Illinois	Three(3)
Julius Balke	Chicago, Illinois	Three(3)
A. F. Troescher	New York, New York	Three(3)
R. F. Balke	Cincinnati, Ohio	Three(3)
B. H. Brunswick	Cincinnati, Ohio	Three(3)
H. W. Davis	Wilmington, Delaware	Three(3)
Joseph Wilby	Cincinnati, Ohio	Three(3)

SIXTH. This Corporation is to have perpetual existence.

SEVENTH. The private property of the stockholders shall not be subject to the payment of corporation debts to any extent whatever.

EIGHTH. In addition to any approval of the Board of Directors or any stockholder vote or consent required by the laws of the State of Delaware or any other provision of this Certificate of Incorporation in effect at the time of the adoption or authorization of a Business Combination, there shall be required for the adoption or authorization of a Business Combination with an Interested Person the affirmative vote or consent of the holders of two-thirds of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth, which are not beneficially owned, directly or indirectly, by such Interested Person.

For purposes of this Article Eighth:

A “person” is any individual, corporation or other entity.

An “Interested Person” is any person which, as of the record date for the determination of stockholders entitled to notice of a proposed Business Combination and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of the Business Combination, beneficially owns, directly or indirectly, five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth.

“Shares of stock of the Corporation entitled to vote in elections of directors” are shares of stock that (1) are generally entitled to vote in elections of directors and not only under special circumstances such as, for example, the default in the payment of dividends on Preferred Stock and (2) if a vote is taken at any stockholders’ meeting at which directors are not being elected, such shares as would have been entitled to vote in the election of directors at such meeting, if directors were being elected.

A “Business Combination” is any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the Corporation or any subsidiary of the Corporation to any other person, or any sale or lease to the Corporation, or any subsidiary of the Corporation, in exchange for securities of the Corporation, of any assets (except assets having an aggregate fair market value of less than $5 million) of any other person.

A person shall be deemed to be the “beneficial owner” of shares of stock of the Corporation (other than shares of the Corporation’s stock held in its treasury) (1) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not, (2) which such person or any of its affiliates or associates has the right to acquire pursuant to any agreement, upon the exercise of conversion rights, warrants or options, or otherwise, (3) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement or (4) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of securities of the Corporation.

An “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

An “associate” of a specified person is (1) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten per cent (10%) or more of any class of equity securities, (2) any trust or other estate in which such specified person owns ten per cent (10%) or more of the total beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person, (4) any person who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person or (5) any other member or partner in a partnership, limited partnership, syndicate or other group, formal or informal, of which such specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of securities of the Corporation.

A “subsidiary” of the Corporation is any corporation fifty per cent (50%) or more of the voting securities of which are beneficially owned, directly or indirectly, by the Corporation.

For the purpose of determining whether a person is the beneficial owner of five percent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, the outstanding stock of the Corporation shall include shares deemed owned pursuant to the provisions of clause (2) of the definition of “beneficial owner” but shall not include any other shares which may be issuable pursuant to any agreement or upon the exercise of any conversion rights, warrants or options, or otherwise, or shares owned by the Corporation or any subsidiary of the Corporation.

The provisions of this Article Eighth shall not apply: (1) to any Business Combination with an Interested Person if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such person of the substantive terms of such Business Combination, which terms are in substance consistent with such Business Combination, prior to the time such other person becomes the beneficial owner, directly or indirectly, of five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth, or (2) to any Business Combination with an Interested Person at any time when the number of holders of record of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth, is less than three hundred persons.

A Business Combination not with an Interested Person shall be governed by the other relevant provisions of this Certificate of Incorporation and the laws of the State of Delaware in effect at the time of such Business Combination.

No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article Eighth unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of two-thirds of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth, which are not beneficially owned, directly or indirectly, by any person which, as of the record date for the determination of stockholders entitled to notice of a proposed amendment or as of the date of any such vote or consent, beneficially owns, directly or indirectly, five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eighth.

NINTH. In addition to any approval of the Board of Directors or any stockholder vote or consent required by the laws of the State of Delaware or any other provision of this Certificate of Incorporation in effect at the time of the adoption or authorization of a Business Combination, there shall be required for the adoption or authorization of a Business Combination with an Interested Person that the following two conditions shall be fulfilled:

A.  A majority of the Board of Directors shall consist of Disinterested Directors and a majority of such Disinterested Directors shall select two independent experts which experts shall conclude that the terms of the Business Combination are fair to the holders of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Ninth, which are not beneficially owned, directly or indirectly, by such Interested Person, including as one of the factors that such experts shall take into account that such stockholders receive thereby their proportionate share of the economic benefits which reasonably can be foreseen from the Business Combination. The Corporation shall pay the reasonable fees and expenses associated with the retention of such experts.

B.  A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the stockholders of the Corporation for the purpose of soliciting stockholder approval of such Business Combination which shall contain, as exhibits or otherwise, the entire opinions (rendered in accordance with the requirements of paragraph A of this Article Ninth) of such two independent experts as to the fairness of the terms of the Business Combination to the holders of the outstanding shares of stock entitled to vote in elections of directors, considered separately for purposes of this Article Ninth, which are not beneficially owned, directly or indirectly, by such Interested Person.

For purposes of this Article Ninth:

A “person” is any individual, corporation or other entity.

An “Interested Person” is any person which, as of the record date for the determination of stockholders entitled to notice of a proposed Business Combination and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of the Business Combination, beneficially owns, directly or indirectly, five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Ninth.

“Shares of stock of the Corporation entitled to vote in elections of directors” are shares of stock that (1) are generally entitled to vote in elections of directors and not only under special circumstances such as, for example, the default in the payment of dividends on Preferred Stock and (2) if a vote is taken at any stockholders’ meeting at which directors are not being elected, such shares as would have been entitled to vote in the election of directors at such meeting if directors were being elected.

A “Business Combination” is any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the Corporation or any subsidiary of the Corporation to any other person, or any sale or lease to the Corporation, or any subsidiary of the Corporation, in exchange for securities of the Corporation, of any assets (except assets having an aggregate fair market value of less than $5 million) of any other person.

A person shall be deemed to be the “beneficial owner” of shares of stock of the Corporation (other than shares of the Corporation’s stock held in its treasury) (1) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not, (2) which such person or any of its affiliates or associates has the right to acquire pursuant to any agreement, upon the exercise of conversion rights, warrants or options, or otherwise, (3) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement or (4) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of securities of the Corporation.

An “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

An “associate” of a specified person is (1) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten per cent (10%) or more of any class of equity securities, (2) any trust or other estate in which such specified person owns ten per cent (10%) or more of the total beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person, (4) any person who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person or (5) any other member or partner in a partnership, limited partnership, syndicate or other group, formal or informal, of which such specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of securities of the Corporation.

A “subsidiary” of the Corporation is any corporation fifty per cent (50%) or more of the voting securities of which are beneficially owned, directly or indirectly, by the Corporation.

A “Disinterested Director” is a Director of the Corporation who (1) is not and never has been an officer or director of an Interested Person or any affiliate or associate of such Interested Person and is not and has not been for the past five years an employee of an Interested Person or any affiliate or associate of such Interested Person; (2) does not beneficially own, directly or indirectly, the lesser of one per cent (1%) or 10,000 shares of any class of equity securities of an Interested Person or any affiliate or associate of such Interested Person; (3) is not the settlor of any trust, and does not serve as the trustee, executor or in a similar capacity for any trust or estate, which beneficially owns, directly or indirectly, the lesser of one per cent (1%) or 10,000 shares of any class of equity securities of an Interested Person or any affiliate or associate of such Interested Person; (4) has not and does not provide services, and is not a partner, officer or stockholder of any firm or business which has or does provide services, for an Interested Person or any affiliate or associate of such Interested Person for which compensation was received in an aggregate amount greater than $10,000 in any of the past three years; (5) is not the relative of any person or of the spouse of such person who could not be a Disinterested Director because of any of the provisions of clauses (1), (2), (3) or (4) above who has the same home as such person; (6) is not the spouse, brother, sister, son, daughter, father or mother of any person who could not be a Disinterested Director because of any of the provisions of clauses (1), (2), (3) or (4) above; and (7) is not otherwise by reason of past, present or anticipated circumstances unable to act solely in the interests of the Corporation with respect to the Business Combination, provided that no officer or employee of the Corporation shall be disqualified from being a Disinterested Director solely by reason of being an officer or employee of the Corporation.

For the purpose of determining whether a person is the beneficial owner of five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, the outstanding stock of the Corporation shall include shares deemed owned pursuant to the provisions of clause (2) of the definition of “beneficial owner” but shall not include any other shares which may be issuable pursuant to any agreement or upon the exercise of any conversion rights, warrants or options, or otherwise, or shares owned by the Corporation or any subsidiary of the Corporation.

The provisions of this Article Ninth shall not apply to any Business Combination with an Interested Person if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such person of the substantive terms of such Business Combination, which terms are in substance consistent with such Business Combination, prior to the time such other person becomes the beneficial owner, directly or indirectly, of five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Ninth.

A Business Combination not with an Interested Person shall be governed by the other relevant provisions of this Certificate of Incorporation and the laws of the State of Delaware in effect at the time of such Business Combination.

No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article Ninth unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of two-thirds of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Ninth, which are not beneficially owned, directly or indirectly, by any person which, as of the record date for the determination of stockholders entitled to notice of a proposed amendment or as of the date of any such vote or consent, beneficially owns, directly or indirectly, five per cent (5%) or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Ninth.

TENTH. In furtherance, and not in limitation of, the powers conferred by statute, the Board of Directors of this Company are expressly authorized:

to make, alter, amend and rescind the By-laws of this Corporation;

to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation; with the consent, in writing, and pursuant also to the affirmative vote of the holders of Three-fourths (¾) of the stock issued and outstanding, to sell, assign, transfer or otherwise dispose of the whole property of this Corporation as an entirety;

if the By-laws so provide, to designate two or more of their number to constitute an Executive Committee, with power to manage the usual business affairs of the Corporation, subject to the approval of the Board of Directors; and said Executive Committee shall also have power to authorize the seal of this Corporation to be affixed to all papers which may require it;

both stockholders and Directors shall have power, if the By-laws so provide, to hold their meetings either within or without the State of Delaware;

to have one or more offices outside the State of Delaware, in addition to the principal office in the State of Delaware, and to keep the books of the Corporation (subject to the provisions of the statute) outside of the State of Delaware, as may be from time to time designated by the Board of Directors;

this Corporation may in its By-laws confer powers additional to the foregoing upon the Directors, in addition to the powers and authorities expressly conferred upon them by the statute;

this Corporation reserves the right to amend, alter, change, or repeal any of the provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ELEVENTH. (a) The number of directors shall not be less than 6 and more than 15. The exact number of directors shall be set forth in the By-laws of the Corporation. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions, whenever the holders of any class or series of Preferred Stock shall elect directors, the then authorized number of directors of the Corporation shall be increased by the number of the additional directors so to be elected, and the holders of such Preferred Stock shall be entitled, as a class or series or otherwise, to elect such additional directors. Any directors so elected shall hold office until their rights to hold such office terminate pursuant to the provisions of such Preferred Stock. These provisions shall apply notwithstanding the maximum number of directors hereinabove set forth.

(b)   The Board of Directors may, by the vote of a majority of the entire Board, prescribe qualifications of candidates for the office of director of the Corporation, but no director then in office shall be disqualified from office as a result of the adoption of such qualifications.

(c)    The directors shall be divided into three classes: Class A, Class B and Class C. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class A directors shall expire at the annual meeting of stockholders in 1988, the term of office of the initial Class B directors shall expire at the annual meeting of stockholders in 1987 and the term of office of the initial Class C directors shall expire at the annual meeting of stockholders in 1986, or thereafter in each case when their respective successors are elected and have qualified. At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting or thereafter when their respective successors in each case are elected and have qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible and any individual director elected to any class shall hold office for a term which shall coincide with the term of such class.

(d)    Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the By-laws.

(e)    No director shall be removed from the Board of Directors by action of the stockholders of the Corporation during his appointed term other than for cause. Whenever the holders of any class or series of Preferred Stock are entitled to elect one or more directors, the provisions of this section shall apply to the removal of such director or directors by such stockholders.

(f)    Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office though less than a quorum, and each director so chosen shall hold office until his successor is elected and qualified or until his earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law.

No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article Eleventh unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Eleventh.

Notwithstanding any provision of Delaware law, Article Tenth of this Certificate of Incorporation or any other provision of this Certificate of Incorporation, no amendment to the By-laws of the Corporation shall amend, alter, change or repeal Section 1 or Section 2 of Article III of the By-laws unless such amendment receives the affirmative vote of 80% of all directors or the holders of 80% of the outstanding shares of stock of the Corporation entitled to vote generally in elections of directors, voting together as a single class.

TWELFTH. Notwithstanding any provision of Delaware law, Article Tenth of this Certificate of Incorporation or any other provision of this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation, whether voting as a class or otherwise, must be taken at a duly called annual or special meeting of the stockholders of the Corporation and may not be taken by consent in writing of such stockholders, except that the Board of Directors at any time may by resolution provide that the holders of Preferred Stock may take any action required or permitted to be taken by such holders by consent in writing without a meeting. Elections of directors need not be by written ballot.

No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article Twelfth unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered separately for purposes of this Article Twelfth.

THIRTEENTH. (a) Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

(b) The Board of Directors shall have the power to indemnify to the fullest extent that is lawful, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, taxes, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Any indemnity may be made upon terms and conditions, by contract or otherwise, that the Board of directors deems appropriate. “Other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

IN WITNESS WHEREOF, we have signed this certificate this 22nd day of July, 1987.

/s/ F. J. Florjancic, Jr.
Vice President-Finance

ATTEST:	/s/ D. M. Yaconetti
Secretary